Exhibit 99.1

Seagate Increases Commitment to Evolving Market Needs

Forms New Consumer Solutions Division to Leverage Consumer Electronics and Branded Solutions Businesses; Enterprise, Personal Compute and New Business Initiatives Units Strengthen Operational Linkage

SCOTTS VALLEY, Calif.-March 12, 2008-Seagate Technology (NYSE: STX) today announced organizational refinements that represent the next step in the company’s evolution to better serve both traditional and emerging storage markets.

Seagate has formed the Seagate Consumer Solutions division, which leverages the company’s current consumer electronics (CE) component relationships with the growing scale of its branded solutions business.

Brian Dexheimer, currently EVP and chief sales and marketing officer, will become division president, assuming direct responsibility for this new organization. The Consumer Solutions division is comprised of the former Seagate Branded Solutions (SBS) business unit dedicated to delivering branded storage solutions under the Seagate and Maxtor brands, along with the company’s CE business unit. The CE business unit currently serves customers who design and distribute consumer electronics products such as game consoles, personal media players, digital video recorders and other home media devices. Within the new combined organization, the CE business will remain under the direct management of general manager Pat King, who will also lead branded sales and marketing activities.

Dave Wickersham, president and COO, will assume responsibility for Seagate’s Enterprise Compute business unit under general manager Sherman Black’s management; the Personal Compute business unit led by general manager Mike Wingert; and the New Business Initiatives/Advanced Technology business unit led by general manager Phil Pollok.

“The home storage market is expected to grow tenfold in the next five years and represents an increasingly significant opportunity for Seagate,” said Bill Watkins, Seagate CEO. “By combining the branded and CE business units we leverage our strength in both areas to deliver a consolidated vision and innovative integrated storage solutions designed to accommodate the rapidly escalating requirements of digital content storage, protection, expansion and organization in the home. In addition, we believe there are secondary benefits that will allow us to optimize cost and process efficiency while offering greater scale and consistency in product development, and increase coordination and leverage in sales and marketing.

“The Enterprise and Personal Compute business units share common DNA in the technical innovation around capacity, performance, power consumption and other customer requirements,” continued Watkins. “I believe that a closer and more formal alignment between these business units and the core Design, Development, Operations, and Quality organizations reporting in to Dave will facilitate faster communication, faster prioritization, and faster decision making, further benefiting how we execute in these critical markets.”

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, with the goal of being the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

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